EXHIBIT 10.6
Gas Sales and Purchase Agreement
MC Panhandle, Inc., Seller and MidCon Gas Services Corp., Buyer
TABLE OF CONTENTS

I.	DEFINITIONS	2

II.	COMMITMENT AND DEDICATION	3

III.	TERM	4

IV.	PRICE	5

V.	DELIVERIES	6

VI.	MEASUREMENT AND TESTING	6

VII.	WARRANTY OF TITLE	8

VIII.	SCHEDULING AND NOMINATIONS	8

IX.	QUALITY AND PROCESSING	8

X.	BILLING AND PAYMENT	9

XI.	FORCE MAJEURE	11

XII.	NOTICES	11

XIII.	OPTION TO LEASE	12

XIV.	MISCELLANEOUS	13

GAS SALES AND PURCHASE AGREEMENT
     This agreement is entered into effective this 1st day of July, 1997, by and between MC Panhandle, Inc., a Delaware corporation, hereinafter referred to as “Seller”, and MidCon Gas Services Corp., hereinafter referred to as “Buyer.”
     WITNESSETH:
     WHEREAS, Seller has the right to sell and dispose of certain gas produced from properties more particularly described herein and desires to sell same; and
     WHEREAS, Buyer desires to purchase and receive said gas under the terms set forth herein.
     Now, therefore, in consideration of the mutual covenants herein contained, Seller and Buyer do hereby agree as follows:
I. DEFINITIONS
     Unless specifically set forth to the contrary, the following terms shall have the meanings ascribed to them herein:
1.1.	British Thermal Unit (“Btu”). The term “British thermal unit” shall mean the amount of heat required to raise the temperature of one pound of water from fifty-nine degrees Fahrenheit (59°F) to sixty degrees Fahrenheit (60°F).

1.2.	Business Day. The term “Business Day” shall mean from 8:00 a.m. to 5:00 p.m.. Central Standard Time on any weekday excluding holidays.

1.3.	Buyer’s Processing Plant. The term “Buyer’s Processing Plant” shall mean the Stinnett Processing Plant currently owned by MidCon Gas Products Corp., located in the NW/4 of Section 1, T.T. RR Survey, in Moore County, Texas, any reconfiguration or replacement thereof, and any other functionally similar facility which Buyer may designate from time to time during the term hereof.

1.4.	Day. The term “Day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at 9:00 A.M. Local Clock Time. The reference date for any Day shall be the date of the beginning of such Day.

1.5.	Delivery Point. The term “Delivery Point(s)” shall mean the point(s) at which Seller delivers Gas to the Buyer, or to Buyer’s designee for Buyer’s account, which shall be the outlet flange of Seller’s EFM located at or near the well(s).

1.6.	EFM. The term “EFM” shall mean electronic flow measurement and control equipment.

1.7.	Fuel. The term “fuel” shall mean the volume of Gas used for fuel by the Gathering Facilities and Seller’s Facilities located downstream of the Delivery Point(s), as stipulated in paragraph 4.2 hereof.

1.8.	Gas. The term “Gas” shall mean natural gas, or any mixture of hydrocarbons or of hydrocarbons and non-combustible gases, including helium, in a gaseous state, the quantity of which shall be determined on an MMBtu basis.

1.9.	Gathering Facility(ies). The term “Gathering Facility(ies)” shall mean any and all equipment used by Gatherer to gather Gas under this Agreement or any other gathering agreement including, but not limited to, pipe, meters, and field booster compression equipment and wet gas compression equipment located at Buyer’s Processing Plant.

1.10.	Gatherer. The term “Gatherer” shall mean Buyer or Buyer’s designee who delivers gas from the Point(s) of Delivery to the inlet of Buyer’s Processing Plant.

1.11.	Index. The term “Index” shall mean the first of the month index price for “Natural Gas Pipeline Company of America — Mid-Continent” as published by Inside F.E.R.C.

1.12.	Interest Rate. The term “Interest Rate” shall mean the lesser of (i) two percent (2%) over the per annum rate of interest announced from time to time by Citibank, N.A., as its “prime” rate for commercial loans, effective for such date as established from time to time by such bank or (ii) the highest rate permitted by applicable law.

1.13.	Mcf. The term “Mcf” shall mean 1,000 cubic feet of Gas measured at 14.73 psia and sixty degrees Fahrenheit (60°F).

1.14.	MMBtu. The term “MMBtu” shall mean 1,000,000 Btu.
II.	COMMITMENT AND DEDICATION

2.1.	Seller’s Dedication. Seller dedicates for sale to Buyer herein all of its interest in the Gas now or hereafter produced from the area set forth and described on Exhibit “A” attached hereto and made a part hereof from all producing formations from the surface to the base of the Granite Wash formation as found in the existing Panhandle Field producing horizons (“Dedicated Formations”).

2.2.	Seller’s Reservations. Seller reserves the right to deepen, rework, plug or perform any other work on the gas, wells or property dedicated to Buyer herein at its sole discretion.

2.3.	New Wells — Dedicated Formations. For gas from new wells drilled by Seller on the dedicated acreage which is produced from the Dedicated Formations, Seller shall construct the facilities necessary to connect Seller’s well(s) to a mutually agreeable interconnection point on Gatherer’s existing gathering system. Following the installation of such facilities, Seller shall submit to Buyer an invoice identifying the costs incurred by Seller in constructing those facilities downstream of Seller’s production equipment (which equipment includes wellhead compression, if any). Buyer, within thirty (30) days of receipt of Seller’s invoice, shall reimburse Seller for twenty-five percent (25%) of the costs identified on such invoice.

2.4	New Wells — Other Formations. For gas from new or recompleted wells which is produced from other than the Dedicated Formations, Seller shall be permitted to solicit third-party offers to purchase such production. Upon receipt of any such third-party offers, Buyer shall have the right to purchase such production on the same terms and conditions as those offered to Seller by such third party.

2.5.	Buyer’s Commitment. Buyer shall take and purchase all gas tendered by Seller at the Point(s) of Delivery.
III.	TERM
3.1	The term of this Agreement shall be from the effective date hereof until January 1, 2012 (“Primary Term”), and year-to-year thereafter. This contract may be terminated by either party at the end of the Primary Term or any anniversary date thereafter upon sixty (60) days’ prior written notice.

3.2	This Agreement supersedes that certain Gas Sales and Purchase Agreement between the parties dated December 1, 1996 as of the effective date hereof.

IV.	PRICE AND GATHERING CHARGES
4.1.	Base Price. The price payable by Buyer to Seller for all gas delivered at the Point(s) of Delivery shall be the Index Price, as adjusted pursuant to the Gathering Charge set forth in paragraph 4.2, below.

4.2	Gathering Charge. In consideration for the gathering service provided by Buyer hereunder, Buyer shall be able to deduct from the amount payable to Seller pursuant to 4.1 the following:
(i)	a fuel and lost gas charge equal to eight point five percent (8.5%) of the gas volumes delivered by Seller to Buyer at Point(s) of Delivery;

(ii)	a gathering fee which shall be the sum of:
(a)	a fixed monthly charge of Three Hundred Forty-five Thousand and 00/100’s Dollars ($345,000), and

(b)	a variable charge of seven cents per MMBtu ($.07/MMBtu) actually delivered by Seller to Buyer at the point of delivery.
(iii)	an example of a monthly statement to support the amount payable to Seller is attached hereto as Exhibit C.
4.3	Redetermination of Gathering Charge.
(i)	The Gathering Charge set forth in 4.2 shall remain in effect for a period of five (5) years from the effective date hereof and year to year thereafter unless redetermined pursuant to 4.3(ii).

(ii)	Either party, upon sixty (60) days written notice prior to the end of the term set forth in 4.3(i), may request a redetermination of the Gathering Charge, and the parties shall negotiate in good faith to determine a new charge based both on reasonable estimates of Buyer’s expected costs associated with the provision of gathering the gas produced and sold hereunder to the Plant, as well the volumes Seller expects to produce and sell hereunder.

(iii)	The redetermined Gathering Charge shall be effective the first day of July following the notice of the party requesting same and shall be effective for a minimum of two (2) years thereafter, after which period either party may again request another redetermination.
Unless the parties specifically agree to the contrary, in no event shall any part of the Gathering Charge set forth in 4.2 be required to be changed more than ten percent (10%) from that previously in effect.

4.4.	Curtailment or Restrained Capacity. In the event Buyer is unable to receive and purchase all of the volumes tendered by Seller pursuant to this Agreement for a period of three (3) consecutive days, except by reason of force majeure, then for so long as such condition exists the fixed portion of the gathering fee set forth in 4.2(ii) shall be prorated by the ratio of (i) the volumes actually taken by Buyer to (ii) the lower of the volumes tendered or the average of the latest 3-month production during which no curtailment occurred, for so long as such condition exists.
V.	DELIVERIES AND PRESSURES
5.1.	Title, Possession and Risk of Loss. As between Buyer and Seller, title, possession and control of the gas sold and purchased hereunder shall pass from Buyer to Seller at the Point(s) of Delivery. Prior to delivery, Seller shall be liable for any damages resulting from Seller’s possession of same, except for damages resulting from the gross negligence or willful misconduct of Buyer. Subsequent to delivery, Buyer shall be liable for all damages resulting from Buyer’s ownership and control of same, except for those damages resulting from the gross negligence or willful misconduct of Seller.

5.2.	Pressure Requirements. Buyer shall use its best efforts to maintain operating pressures prevailing at the Delivery Point(s) at the effective date hereof. Buyer shall not adversely affect Seller’s deliverability through the purchase of Gas from third parties for delivery into Gatherer’s existing Gathering Facilities. Buyer and Seller each agree that each will act as a prudent operator of their respective facilities in endeavoring to maintain such operating pressures to accommodate reasonable development of Seller’s reserves.
VI.	MEASUREMENT AND TESTING
6.1.	EFM as Custody Transfer Point. It is agreed between the parties that where EFM is currently operating or installed by Seller, that EFM will be the custody transfer point. New measurement facilities installed by Seller shall be EFM and shall meet current AGA standards. In order to minimize pulsation problems, the design and layout of new or relocated measurement facilities shall be approved by Buyer prior to installation. Seller will provide and transfer to Buyer within 48 hours of collection, gas measurement data via electronic transfer for all wells connected to Buyer’s Gathering Facilities. Additionally, Seller and Buyer agree that Seller shall be responsible for the performance of primary measurement. Seller shall provide buyer remote electronic access to EFM and compressor alarm polling computers for the purpose of downloading volume and alarm data. It is understood that electronic flow data, rather than charts, will be provided for audit purposes.
6.2.	Gas Sampling. Every six (6) months Seller or Seller’s designee shall collect spot gas samples and perform or have performed analysis, on such samples, for Seller’s well(s) connected to Gatherer’s Gathering Facilities. Seller or Seller’s Designee shall be responsible for data input of analysis information into Seller’s measurement facilities within seven (7) days from the date of analysis. Additionally Seller shall be responsible for providing the collection and analysis service within 72 hours from initial deliveries from all new Delivery Points on Gatherer’s Facilities. Seller will provide a hard (paper) copy record of all analysis to Buyer and Gatherer in a timely fashion. Buyer shall have the right to witness and Seller shall give Buyer sufficient notice to allow Buyer to witness all gas sampling conducted by Seller. Seller shall provide sufficient notice of such sampling to Buyer.

6.3.	Location of EFM with respect to Wellhead Compressors. Subsequent to the effective date hereof, any new installation or relocation of either EFM facilities or wellhead compression units that results in the EFM being located upstream of the wellhead compression unit will require adjustment to the fuel charge specified in paragraph 4.2(i).

VII.	WARRANTY OF TITLE
7.1.	Title. Seller warrants that Seller at the time of Delivery of Gas to Gatherer will have good title to all such Gas pursuant to contractual arrangements entered into prior to commencement of Service, and that it will deliver, or cause to be delivered, such Gas free from all liens, encumbrances and claims whatsoever. Seller will indemnify Buyer and save it harmless from all suits, actions, debts, liabilities, accounts, damages, costs, losses, and expenses (including attorneys’ fees and court costs) arising out of the adverse claim of any person or persons claiming ownership of any interest in the Gas or for any taxes, licenses, royalties, fees or charges which are applicable prior to the time of delivery of such Gas to Buyer.
VIII.	SCHEDULING AND NOMINATIONS
8.1.	Subject to Buyer’s obligation to take and purchase all volumes made available for sale by Seller hereunder, Seller recognizes Buyer’s interest in maintaining as constant a rate of flow as is reasonably possible. Seller shall provide Buyer with such advance notice as is reasonably possible of any material changes in volumes tendered (or to be tendered) to Buyer under this Agreement and will cooperate in providing Buyer whatever information is required by Buyer to accommodate Buyer’s obligations to nominate gas for gathering service with Gatherer.
IX.	QUALITY AND PROCESSING
9.1.	Quality. The Gas delivered and sold to Buyer hereunder shall be in its natural state and will meet the quality specifications of Gatherer from time to time. The current specifications of Gatherer are identified in Exhibit “B” attached hereto and made a part hereof. Notwithstanding the foregoing, Buyer also agrees to accept Gas tendered by Seller which does not meet Gatherer’s quality specification for water, nitrogen, and maximum Btu content until such time as Buyer or Gatherer determine that acceptance poses operational problems for Buyer or the Gatherer.

9.2.	Processing. Seller grants to Buyer the right to process all Gas produced from the Dedicated Formations during the term hereof. Except for the operation of traditional non-refrigerated wellhead mechanical separation equipment of the type generally in use in the industry, Seller shall not operate or allow to be operated any equipment to extract any liquefiable hydrocarbons from the Gas delivered hereunder prior to the Delivery Point(s).
X.	BILLING AND PAYMENT
10.1.	Invoicing. Seller shall submit to Buyer a statement and billing for the actual volumes (in MMBtus adjusted for actual delivery conditions) delivered at the Delivery Point(s) during the preceding month. Buyer shall, within the later of ten (10) days of the receipt of such billing or the twenty-fifth (25th) day of the month, render to Seller, wire transfer payment of the amount billed by Buyer, less applicable Fuel charges incurred by Buyer, for the preceding month. Payment shall be made to the payment address provided in Article 11 of this Agreement.

10.2.	Disputed Billings. If Buyer, in good faith, disputes any part of any statement, Buyer shall pay the portion of such statement conceded to be correct. If the disputed billing is determined to be correct, it shall be paid within ten (10) business days of such determination, along with interest calculated at the Interest Rate from the original due date until the date paid. If an error is discovered in any billing, such error shall be adjusted within thirty (30) days of the determination thereof, provided that claims therefor shall have been made within two (2) years from the date of such billing.

10.3.	Late Payments. Should Buyer fail to pay part or all of the amount of any billing for gas delivered hereunder, Seller may impose interest calculated at the Interest Rate, from the due date until date of payment. If such failure to pay continues, Seller, in addition to any other remedy it may have and subject to the provisions of paragraph 10.2, above, may suspend deliveries hereunder upon thirty (30) day written notification to Buyer and may be released from the terms of this Agreement.

10.4.	Audit. Each party has the right, as its sole expense and during normal working hours, to examine the records of the other party as necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of this Agreement. If any such examination reveals any inaccuracy in any statement, the necessary adjustments to such statement and the payments thereof will be promptly made; provided that no adjustment for any statement or payment will be made after the lapse of two (2) years from the rendition thereof; and provided further that this provision of this Agreement will survive any termination of the Agreement for a period of two (2) years from the date of such termination for the purpose of such statement and payment adjustments.
10.5.	Credit Worthiness. Seller shall not be required to perform or to continue deliveries if Buyer is or has become insolvent or who, at Seller’s request, fails within a reasonable period to demonstrate credit worthiness; provided, however, Buyer may continue to receive deliveries if Buyer prepays for such service or furnishes good and sufficient security, as determined by Seller in its reasonable discretion, in an amount equal to the cost of estimated gas deliveries under this Agreement for a two (2) month period. For purposes herein, the insolvency of Buyer shall be evidenced by the filing by Buyer, or any parent entity thereof, of a voluntary petition in bankruptcy or the entry of a decree or order by a court having jurisdiction in the premises adjudging the Buyer bankrupt or insolvent, or approving as properly filed, a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Buyer under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, or sequestrator (or other similar official) of the Buyer or of any substantial part of its property, or the ordering of the winding-up or liquidation of its affairs, with said order or decree continuing unstayed and in effect for a period of sixty (60) consecutive days.

XI.	FORCE MAJEURE
11.1.	In the event either Seller or Buyer is rendered unable, by an event of force majeure, to carry out wholly or in part its obligations under the provisions hereunder except payment obligations hereunder, it is agreed that if such Party gives written notification and full particulars of such event of force majeure to the other Party as soon as practicable after the occurrence of the cause relied on, then the obligations of the Party affected by such event of force majeure, other than the obligation to make payments then due or becoming due hereunder, shall be suspended from the inception and throughout the continuance of any such inability so caused, but for no longer period, and such event of force majeure shall, so far as practicable, be remedied with all reasonable dispatch. The term “force majeure” as employed herein shall mean any cause of any kind not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party could not have prevented or is unable to overcome.
XII.	NOTICES
12.1.	Any notice, statement, or bill provided for in this Agreement shall be in writing and shall be considered as having been given if delivered personally, by facsimile, or if mailed by United States mail, postage prepaid, to the following addresses, or any changed address if provided by the other Party:
To Buyer:

(I) Invoices for Gas:	MidCon Gas Services Corp.
P.O. Box 283
Houston, TX 77001-0283
Attention: Gas Purchase Accounting
Facsimile: (713) 963-3087

(II) Notices:	MidCon Gas Services Corp.
P.O. Box 283
Houston, TX 77001-0283
Phone: (713) 963-3700
Facsimile: (713) 963-5611

To Seller:

Notices:	MC Panhandle
c/o OXY USA Inc.
P.O. Box 300
Tulsa, OK 74102
Phone: (918) 561-_____

Payments:	MC Panhandle
c/o OXY USA Inc.
P.O. Box 300
Tulsa, OK 74102

Wire Transfers:	[to be provided]
     The above-referenced addresses may be modified at any time by either party by providing at least 30 days prior written notice to the other either via facsimile or first class mail.
XIII.	OPTION TO LEASE
13.1.	Option to Lease Gathering System. Seller shall have the option, exercisable on or before December 31, 1998, to lease a portion of Buyer’s gathering system by executing a Lease and License agreement in the form attached as Exhibit “D”. Such portion shall consist of the lines, drips, meters and field booster compressors up to the inlet of Buyer’s four wet gathering trunklines as more fully described in said Exhibit. The said lease will be effective January 1, 2000 and terminate concurrently with the sale of the gas hereunder. Should the requisite regulatory approvals set forth in 13.2 not be obtained prior to January 1, 2000, then such lease shall be effective the first day of the month following thirty (30) days after the receipt of such authorization.
13.2	Option Subject to Regulatory Approval; Contract Revisions. The option to lease set forth herein is subject to receipt by Natural Gas Pipeline Company of America receiving the requisite authorization to spindown the Gathering Facilities. Notwithstanding the provisions of 4.3(i), the parties recognize that should Seller exercise its option to lease such facilities, then certain contract modifications including, but not limited to gathering charges, fuel, pressures, measurement and testing shall be renegotiated by the parties in good faith to be effective with the effective date of the lease.

13.3.	Buyer to Provide Information. Buyer shall provide Seller, on a timely basis, all relevant information requested by Seller needed to evaluate whether to exercise its option herein. Such information shall include, but not be limited to, permits, licenses, rights-of-way, leases, easements and servitudes related to the Gathering Facilities.
XIV.	MISCELLANEOUS
14.1	Laws, Orders and Regulations. This Agreement and the respective rights and obligations of the Parties hereto is subject to all present and future valid laws, orders, rules and regulations of any legislative body, or duly constituted authority now or hereafter having jurisdiction and shall be varied and amended to comply with or conform to any valid rule, regulation, order, or direction of any board, tribunal, or administrative agency which affects any of the provisions of this Agreement.

14.2	Authority to Execute. The Parties represent and warrant that each party has the requisite power and authority to execute, deliver and perform this Agreement. Execution, delivery and performance of this Agreement by the Parties hereto and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action.

14.3.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and no other representations, memoranda, agreements or other matter, oral or written, prior to the date hereof, shall vary, alter or aid in the interpretation of the provisions hereof.

14.4.	No Third-Party Beneficiary. There is no third party beneficiary to this Agreement, and the provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a Party or not bound as a Party, or not a successor or assignee of a Party bound to this Agreement.

14.5.	Amendments in Writing. All modifications, amendments or changes to this Agreement, whether made simultaneously with or after the execution of this Agreement, shall be in writing, and executed with the same formality as this Agreement.

14.6.	Waiver of Default. No waiver by either Party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any subsequent default or defaults whether of a like or a different character.

14.7.	Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

14.8.	Headings. The headings used for the Articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement.

14.9.	Taxes. The Contract Price is inclusive of all royalties, production taxes, severance taxes, ad valorem taxes, or other sums now or hereafter levied on the production of the gas prior to its delivery to Buyer at the Delivery Point(s). All such taxes and royalties shall be borne and paid exclusively by Seller.

14.10.	Special Damages Waiver. THE PARTIES WAIVE ALL PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES FOR ANY BREACH OF THIS CONTRACT.
AGREED TO AND ACCEPTED this 6th day of November, 1997.

MidCon Gas Services Corp.		MC Panhandle, Inc.

By:	/s/ Steven M. Salato	By:	/s/

Title: Senior Vice President		Title: Attorney-In-Fact
Natural Gas Pipeline Company of America is executing this Agreement solely for the purposes of Article XIII hereof.
Natural Gas Pipeline Company of America

By:	/s/ C.E. Doulrava

Title: SVP

EXHIBIT “A”	ORIGINAL DOCUMENT IS BELOW STANDARD LEGIBLE IMAGE NOT POSSIBLE

EXHIBIT C
MONTHLY STATEMENT EXAMPLE

Wellhead Volume	1,650,000	MMBTU

Fuel and GLU Volume	140,250	MMBTU

Index Price	2.50	$/MMBTU

Gross Wellhead Purchase	$4,125,000

Fuel Charge	$(350,625)

Fixed Demand Charge	$(345,000)

Commodity Charge	$(115,500)

Net Monthly Payment	$3,313,875

EXHIBIT “D”
Lease and License Agreement
     This Lease and License Agreement (“Agreement”) is made and entered into effective January 1, 2000, between Natural Gas Pipeline Company of America, a Delaware corporation (“Lessor”) and MC Panhandle, Inc., a Delaware corporation (“Lessee”).
     This Agreement sets forth, among other things, the terms and conditions upon which (i) Lessor demises and leases, subleases and licenses to Lessee and Lessee takes from Lessor certain pipeline facilities and related interests of Lessor and (ii) Lessor assigns to Lessee and Lessee assumes certain contractual rights and obligations.
     In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Definitions. For purposes of this Agreement, including the schedules and exhibits attached hereto, the terms defined in this Article I have the following meanings assigned:
(a)	“Additions” means all Improvements not constituting Extensions, including, but not limited to equipment, machinery, pipeline, compressor stations, expansions of the system, loop lines, or related facilities and materials, that serve to improve the operation of the Leased Assets as they exist on the Commencement Date.

(b)	“Agreement” means this Lease and License Agreement, as

amended from time to time.
(c)	“Base Rent” means, for each twelve-month period during the Term, seven hundred thousand dollars ($700,000).

(d)	“Commencement Date” means January 1, 2000.

(e)	“Contracts” means the gas Purchase and Sales Agreements described on Schedule 2 hereto.

(f)	“Default” has the meaning assigned to such term in Section 17.1.

(g)	“Easements” means the easements, rights of way, benefits, servitudes, and leases described with more particularity on Schedule 1 hereto.

(h)	“Extensions” means Improvements that consist of natural gas pipelines that are extensions from, or connections to the Pipeline Assets, including interconnects or gathering systems, constructed after the Commencement Date.

(i)	“Improvements” means Additions and Extensions as defined herein.

(j)	“Term” has the meaning assigned to such term in Article IV.

(k)	“Leased Assets” means the Real Property and Pipeline.

(1)	“Leased Inventory” means the materials and supplies more particularly described on Schedule 1.

(m)	“Licensed Assets” means the Easements and the Permits.

(n)	“Permits” means the permits and licenses described with more particularity on Schedule 1 hereto.

(o)	“Pipeline” means the approximate 368-mile gathering system in Carson, Gray, Hutchinson, and Moore Counties, Texas, all

as more particularly described and shown in Exhibit “A”.

(p)	“Pipeline Assets” means the Leased Assets and the Licensed Assets in place as of the Commencement Date.

(q)	“Real Property” means the fee property and surface leases and easements described with more particularity on Schedule 1 hereto.

(r)	“Rent” means, collectively, Base Rent and Taxes payable by Lessee pursuant to Article V.

(s)	“Taxes” means all federal, state and local government taxes, assessments and charges of any kind or nature, whether general, special, ordinary or extraordinary, payable with respect to the Pipeline Assets, and all related improvements thereto or thereon and all machinery, equipment, fixtures and other facilities, including personal property, as may now or hereafter exist in or on the Pipeline Assets, including, without limitation, real estate and transit district taxes and assessments, impact fees, ad valorem taxes, personal property taxes, all taxes, assessments and charges in lieu of, substituted for, or in addition to, any or all of the foregoing taxes, assessments and charges, but excluding any federal, state or local government income or franchise taxes.

(t)	“Term” as it is defined in Article IV.

(u)	“Transfer” has the meaning assigned to such term in Section 16.1.

ARTICLE II
CONDITION AND OPERATION AND MAINTENANCE OF PIPELINE ASSETS
     2.1 Normal Operation and Maintenance. Subject to Section 2.2 below, Lessee shall be responsible for operation and maintenance of the Pipeline Assets throughout the Term.
     2.2 Extraordinary Repair or Replacement. Upon Lessor’s receipt of written notice from Lessee of the necessity for an extraordinary repair or replacement project (with an estimated total cost equal to or greater than $200,000) on the Pipeline Assets by July 1, 2000, the parties will enter into good faith negotiations and within 45 days of such notice reach a cost-sharing agreement on the project. In the event investigation discloses that the identified problem is attributable to pre-Commencement Date operations of the Pipeline Assets, then Lessor shall bear all of the financial responsibility for the project. In the event investigation discloses that the identified problem is attributable exclusively to post-Commencement Date operations, then Lessee shall bear all of the financial responsibility for the project. In the event responsibility for the identified problem cannot be readily ascertained or it is determined that both parties share some responsibility for the identified problem, then the parties shall share financial responsibility equally for the project.
     2.3 Election Not to Make Extraordinary Repair or Replacement. Notwithstanding Section 2.2, in the event Lessor is exclusively or partly responsible for an extraordinary repair or replacement project, and Lessor determines that the costs associated with the project represent an uneconomic activity as it pertains to this Agreement, Lessor may elect, upon written notice to Lessee received by Lessee no later than forty-five (45) days after Lessor’s receipt of Lessee’s notification under Section 2.2, to refuse to contribute to the project. In the event of such an election by Lessor, Lessee may elect to terminate the Agreement in its entirety if, within sixty (60) days of Lessor’s election to refuse to contribute to the project, Lessee gives written notice to Lessor.
ARTICLE III
DEMISE
     Lessor hereby leases the Leased Assets to Lessee and, to the extent permitted under the terms of the Easements and Permits, hereby licenses Lessee to utilize the Licensed Assets upon the terms, covenants and conditions set forth in this Agreement and in the Licensed Assets. Lessee covenants as a material part of the consideration for this Agreement to keep and perform each and all of the terms, covenants and conditions by it to be kept and performed pursuant to this Agreement.
ARTICLE IV
TERM
     Subject to the terms, covenants and conditions in this Agreement, the Term of the lease and license of the Pipeline

Assets by Lessee pursuant to this Agreement shall commence at 12:01 a.m. C.S.T. on the Commencement Date and end at 12:01 a.m. C.D.T. on July 1, 2012 (the “Term”).
ARTICLE V
RENT
     5.1 Lessee shall pay to Lessor by wire transfer according to the written instructions of Lessor or to such other person or entity or at such other place as Lessor may from time to time direct in writing, all amounts due Lessor from Lessee hereunder, including, without limitation, Base Rent. For the duration of the Term and except as specifically provided in this Agreement, Base Rent and Taxes shall be paid without abatement, deduction or setoff of any kind.
     5.2 Base Rent for each twelve (12) month period shall be payable in advance in equal semi-annual installments, on or before each June 30 and December 31st for the six-month period commencing the next day, with the first semi-annual payment due January 1, 2000.
     5.3 In addition to Base Rent, Lessee shall pay directly to the appropriate governmental entity all Taxes assessed relating to the Pipeline Assets for periods which occur in whole or in part during the Term. As to any Taxes assessed for periods which do not occur entirely within the Term, Lessee shall pay to Lessor a pro rata share of such Taxes determined by multiplying the total amount of Taxes assessed for such period by a fraction the numerator of which is the number of days of the Term included in the period to which the assessment applies and the denominator of which is the total number of days in the period to which the assessment applies. Lessor shall provide to Lessee written statements of all Taxes assessed, promptly following receipt thereof by Lessor. Lessee shall provide Lessor with receipts and other sufficient proof of the payment of such Taxes payable hereunder within fourteen (14) days of the date such Taxes are due or the thirtieth day following Lessee’s receipt of Lessor’s invoice for such Taxes. Lessee’s obligation to pay the Taxes which accrue during the Term shall survive the expiration or termination of this Agreement. At Lessee’s sole expense and with the cooperation of Lessor, Lessee shall have the right to contest or protest the valuations of property and tax assessments by taxing entities and all other such matters affecting ad valorem or other tax assessments against the Pipeline Assets.
ARTICLE VI
USE OF PIPELINE ASSETS
     6.1 Lessee shall use and occupy the Pipeline Assets solely for the receipt, delivery, transportation and exchange of natural gas, or any other activity traditionally associated with natural gas gathering and for the repair, operation and maintenance of the Pipeline Assets in furtherance of the foregoing, and for no other use or purpose. Lessee may enter into contracts pursuant to which Lessee receives, delivers, transports or exchanges for the account of third persons natural gas in and through the Pipeline Assets provided that, to the extent the term of any purchase or sales contract extends beyond the Term, Lessor may elect to assume any such contract. In the event Lessor elects not to assume any such purchase or sales contract, then Lessor agrees to provide transportation, on market responsive terms and conditions, to Lessee for all volumes of gas associated with such non-assumed contract(s) provided that Lessor shall have no obligation to increase the system capacity or install compression to provide such transportation service. With respect to transportation contracts entered into by Lessee during the Term, the effectiveness of any of such contracts shall not extend beyond the Term, but may be coextensive therewith.
     6.2 Lessee shall be responsible for operating, maintaining and preserving the Pipeline Assets during the Term (including without limitation making all payments under and complying with all terms and conditions of the Permits and Easements) and shall conduct all such operations and maintenance in full compliance with all applicable laws, ordinances, rules and regulations of governmental authorities and all terms and conditions of the Easements and the Permits. Lessee shall use and operate the Pipeline as a gathering system and shall not use or operate the Pipeline in a manner that would subject the Pipeline or Lessor to regulation by the Federal Energy Regulatory Commission as an interstate pipeline or a natural gas company under the Natural Gas Act of 1938, respectively.
     6.3 Subject to its compliance with the other provisions of this Agreement, Lessee shall have sole and exclusive control over the day to day operation and maintenance of the Pipeline Assets, including, without limitation, the duty to perform all dispatching, measurement, leak detection, surveys, cathodic protection, monitoring, inspections, right-of-way maintenance, line locates, pigging, routine repair, supervision of personnel, and safety monitoring. In addition, Lessee shall have the right to remove, relocate or redeploy pipe, meter equipment, or other associated pipeline facilities for use on the Pipeline Assets. Subject to Section 2.2, all expenses of operation and maintenance shall be borne by Lessee. Lessee shall maintain the Pipeline Assets in good working order, making such repairs to the Pipeline Assets as may be appropriate to receive, transport, exchange and deliver natural gas. Upon termination of this Agreement the Pipeline Assets shall be returned to Lessor in substantially the same condition as on the Commencement Date, normal wear and tear excepted. Lessee shall retain ownership and be permitted to remove any Additions it has made to the Pipeline Assets in accordance with Section 7.1, provided any such removal shall not impair the operating capabilities of the Pipeline Assets as measured by its capabilities on the Commencement Date. Lessee’s permitted removal of Additions shall be completed within ninety (90) days of contract termination, otherwise the Addition shall, at Lessor’s option, become Lessor’s property.
ARTICLE VII
ADDITIONS
     7.1 Before commencement of any Addition having an

estimated cost in excess of $100,000 in or to the Pipeline Assets, Lessee shall furnish to Lessor a description of the intended project and such other documentation as Lessor shall reasonably request. All such Additions shall be completed (i) in compliance with all applicable laws, ordinances, rules and regulations of governmental bodies, and with the terms and provisions of the Permits and Easements and (ii) in a good and workmanlike manner and with the use of good grades of materials. Lessee agrees to hold Lessor, its agents, officers, servants and employees forever harmless against all claims, liabilities, losses and expenses (including reasonable attorney fees) of every kind, nature and description which may arise out of or in any way be connected with any such Additions. Lessee shall pay the cost of all such Additions and the cost of altering the Pipeline Assets occasioned by any such Additions. All Additions shall be the property of Lessee. Upon completion of any Addition, Lessor shall have the right to audit Lessee’s records to verify compliance with this Article VII, including allowing the inspection of the as-built plans, contractors’ affidavits, full and final waivers of lien, and receipted bills covering all labor and materials expended and used in connection with such Additions.
     7.2 Without limitation of the provisions of Section 7.1, Lessee agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Pipeline Assets. In case any such lien shall be filed, Lessee shall immediately satisfy and release such lien of record. If Lessee shall fail to have such lien immediately satisfied and released of record, Lessor may, on behalf of Lessee, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Lessor may have, pay the same and Lessee shall pay Lessor on demand the amount so paid by Lessor.
ARTICLE VIII
CONDITION OF PIPELINE ASSETS
     Subject to the terms and conditions of this Agreement, Lessee shall, at its own expense, keep the Pipeline Assets safe and in good repair and condition and shall expeditiously notify Lessor of all damage to the Pipeline Assets or other events reportable to any state or federal regulatory authority, and shall pay all costs of repair of all such damage. If Lessee does not promptly and adequately make such repairs or replacements, Lessor may, at its sole option, make such repairs and replacements and Lessee shall pay Lessor the cost thereof on demand.
ARTICLE IX
SURRENDER
     At the termination of this Agreement by lapse of time or otherwise, Lessee shall surrender possession of the Pipeline Assets to Lessor and return the Pipeline Assets to Lessor in substantially the same condition as when Lessee originally took possession, normal wear and tear excepted.
ARTICLE X
DAMAGE OR DESTRUCTION AND MAJOR REGULATORY CHANGE
     10.1(a) Damage or Destruction. If, during the Term, part or all the Pipeline Assets are damaged or destroyed to such an extent that the Pipeline Assets are rendered substantially unavailable for use for the purposes specified in Section 6.1, either party may, by written notice to the other given within thirty (30) days after such damage or destruction, terminate this Agreement. Such termination shall become effective as of the date of such damage or destruction.
            (b) In the event of damage or destruction within the meaning of Section 10.1 (a) and neither party has elected to terminate this Agreement pursuant to that Section, then Lessor, subject to the terms and conditions of this Agreement, shall undertake restoration and repair of the Pipeline Assets to their pre-damage condition with reasonable promptness. If Lessor fails to commence such restoration or repair within ninety (90) days after the damage or destruction or fails to diligently complete the restoration or repair of the Pipeline Assets thereafter, then Lessee may, by giving written notice thereof to Lessor, either terminate this Agreement (prior to the substantial completion of the restoration or repair) or undertake such repairs itself. Termination of the Agreement pursuant to this paragraph 10.1(b) shall be effective as of the fifth (5th) day after receipt of said notice by Lessor. If Lessee undertakes the restoration or repair, in no event shall Lessor possess the right to terminate the Agreement under this Section 10.1.
          (c) In the event of damage or destruction within the meaning of Section 10.1 (a), Lessee’s liability for Base Rent and Taxes shall abate from date of the casualty until the Pipeline Assets are ready for use and reasonably accessible to Lessee.
          (d) Notwithstanding anything to the contrary in this Section 10.1, Lessee shall not have the right to terminate this Agreement and its liability for Rent and Taxes shall in no event abate if such casualty was caused by Lessee, its contractors, subcontractors, employees, or agents.
     10.2 Limitations on Lessor’s Obligations to Restore or Repair. If Lessor repairs or restores the Pipeline Assets as provided in Section 10.1 above, Lessor shall not be required to repair or restore any Additions or Extensions to the Pipeline Assets previously made by or on behalf of Lessee or any trade fixtures, furnishings, equipment or personal property belonging to or installed by Lessee.
     10.3 Major Regulatory or Legal Change. If during the Term of the Agreement, a major regulatory or legal change effectively renders the Pipeline Assets substantially unavailable for use for the purposes specified in Section 6.1, either party may terminate this Agreement upon 30 days prior written notice.
     10.4 Proration of Rent and Taxes. In the event of termination of the Agreement pursuant to this Article X, Base Rent and Taxes shall be prorated on a per diem basis and paid only to the date of the damage or destruction or the effective date of the major regulatory or legal change, whichever is applicable.
ARTICLE XI
EMINENT DOMAIN
     11.1 In the event that the whole or a substantial part of the Pipeline Assets shall be condemned or taken in any manner for any public or quasi-public use (or sold under threat of such taking), this Agreement shall terminate as of the date possession is taken.
     11.2 If less than a substantial part of the Pipeline Assets shall be so condemned or taken (or sold under threat thereof) and after such taking the Pipeline Assets can be used for the same purposes as prior thereto, the Term shall cease only as to the part so taken as of the date possession shall be taken by such authority, and Lessee shall pay full Rent up to that date (with appropriate refund by Lessor of such Rent attributable to the part so taken as may have been paid in advance for any period subsequent to the date possession is taken) and thereafter Rent shall be equitably adjusted to reflect the reduction in the Pipeline Assets by reason of such taking.
     11.3 Subject to Section 11.2, Lessor shall be entitled to receive the entire award, including the damages for the property taken and damages to the remainder, with respect to any condemnation proceedings affecting the Pipeline Assets, except that Lessee shall be entitled to the portion of the award or damages allocable to the Additions and Extensions.
ARTICLE XII
INDEMNIFICATION
     12.1 To the extent not expressly prohibited by law, Lessee agrees to hold harmless and indemnify Lessor, and any of Lessor’s agents, officers, servants and employees against claims and liabilities, including reasonable attorneys’ fees, for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Pipeline Assets arising from Lessee’s occupancy of the Pipeline Assets or the conduct of its business or from activity, work, or things done, permitted or suffered by Lessee in or about the Pipeline Assets, or from any breach or default on the part of Lessee, its affiliates, employees, agents, contractors and subcontractors in the performance of any covenant or agreement on the part of Lessee to be performed pursuant to the terms of this Agreement or due to any other act or omission of Lessee, its agents or employees. In the event any action or proceeding is brought against Lessor, or its officers, servants or employees by reason of any such claims, then, upon notice from Lessor, Lessee covenants to defend such action or proceeding at Lessee’s expense by counsel reasonably satisfactory to Lessor.
     12.2 To the extent not expressly prohibited by law, Lessor agrees to hold harmless and indemnify Lessee, and any of Lessee’s agents, officers, servants and employees against claims and liabilities, including reasonable attorneys’ fees, for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Pipeline Assets arising from the conduct of its business or from activity, work, or things done, permitted or suffered by Lessor, its affiliates, employees, agents, contractors and subcontractors in or about the Pipeline Assets prior to the Commencement Date, or from any breach or default on the part of Lessor in the performance of any covenant or agreement on the part of Lessor to be performed pursuant to the terms of this Agreement or due to any other act or omission of Lessor, its agents or employees. In the event any action or proceeding is brought against Lessee, or its officers, servants or employees by reason of any such claims, then, upon notice from Lessee, Lessor covenants to defend such action or proceeding at Lessor’s expense by counsel reasonably satisfactory to Lessee.
     12.3 Environmental Indemnifications. Lessee agrees to hold harmless and indemnify Lessor, and any of Lessor’s agents, officers, servants and employees for claims of damage, degradation or other harm to the environment, natural resources, wildlife, habitat, other ecologically sensitive area, or persons, arising by virtue of a spill, release, discharge, venting or other disposal that occurs after the Commencement Date and as a result of Lessee’s operation of the Pipeline Assets. Likewise, Lessor agrees to hold harmless and indemnify Lessee, and any of Lessee’s agents, officers, servants and employees for claims of damage, degradation or other harm to environment, natural resources, wildlife, habitat, other ecologically sensitive areas, or persons, arising by virtue of a spill, release, discharge, venting or other disposal that occurs or originates prior to the Commencement Date and as a result of Lessor or its affiliate’s operation of the Pipeline Assets. The indemnifications granted hereunder shall include all claims and liabilities, including reasonable attorney and consultant fees and costs, associated with the relevant claim of damage, degradation, or other harm.
ARTICLE XIII
INSURANCE; WAIVER OF SUBROGATION
     13.1 Upon execution of this Agreement, Lessee shall furnish evidence in a form satisfactory to Lessor of the following insurance coverage:
          (a) Comprehensive General Liability: Five million dollars $5,000,000.00 combined single limit (including broad from property damage, blanket contractual liability, products and completed operations, and owners and contractors protective insurance with “x”, “c” and “u” exclusions deleted) for bodily injury, death and property damage, including Lessor, its directors, officers, agents and employees as additional insureds.
          (b) Automobile: Five million dollars ($5,000,000.00) combined single limit for bodily injury, death and property damage, including Lessor, its directors, officers, agents and employees as additional insureds.
          (c) Worker’s Compensation and Employer’s Liability: Workers’ compensation, statutory levels; employer’s liability,

$500,000.00 per occurrence including a waiver of subrogation in favor of Lessor.
     13.2 Coverage required by 13.1 (a) through (c) shall be evidenced by certificates of insurance from companies satisfactory to Lessor, delivered to Lessor upon Lessee’s execution of this Agreement, and thereafter from time to time at Lessor’s request, showing the requisite liability limits and containing a clause obligating the insurer to provide Lessor with thirty (30) days notice of cancellation or material change in coverage. The coverage afforded additional insureds, pursuant to this Article XIII, shall be primary insurance with respect to any insurance that is applicable to the additional insureds. If the additional insureds have other insurance that it is applicable to the loss, such other insurance shall be on an excess basis. Lessee shall promptly report in writing to Lessor all accidents, claims, suits or threats of litigation arising out of, or in connection with, the performance of this Agreement.
     13.3 Any policies of insurance required to be maintained by Lessee under the terms of this Agreement shall contain waiver of subrogation clauses in form and content satisfactory to Lessor.
ARTICLE XIV
LESSOR’S RIGHT OF ACCESS
     Lessor and its representatives shall have the right, upon 24 hours notice, (i) to inspect the Pipeline Assets at all reasonable times and (ii) to inspect at all reasonable times all records of Lessee relating to the operation, maintenance and